UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

i-80 Gold Corp.

(Exact name of Registrant as specified in its charter)

British Columbia	Not Applicable
(State or other jurisdiction of in Company or organization)	(I.R.S. Employer Identification No.)

5190 Neil Road, Suite 460 Reno, Nevada, United States	89502
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Warrants, each warrant exercisable for one common share of the Registrant at an exercise price of $0.70	NYSE American LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates: ________ (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

Title of each class to be so registered

None

Explanatory Note

i-80 Gold Corp. (the “Company” or the “Registrant”) is filing this registration statement on Form 8-A with the U.S. Securities and Exchange Commission (the “SEC”), in connection with the registration pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of Warrants (as defined below).

The Warrants were issued in a public offering and concurrent private placement of 368,000,000 units of the Company (the “Units”) at a price of $0.50 per Unit for aggregate gross proceeds of $184,000,000 (the “Offering”). Each Unit was comprised of one common share of the Company and one-half of one common share purchase warrant of the Company (each whole warrant, a “Warrant”). Information concerning the Warrants and other related matters is contained in the final prospectus supplement relating to the Units, filed with the SEC on May 14, 2025 pursuant to Rule 424(b) of the Securities Act of 1933, as amended (the “Securities Act”), as amended and restated on May 14, 2025.

Item 1. Description of Registrant’s Securities to be Registered

The Warrants issued under the Offering are governed by the terms of a Warrant Indenture entered into between the Company and the TSX Trust Company, as warrant agent (“TSXT”), on May 16, 2025 (the “Closing Date”). On July 2, 2025, the Company appointed Continental Stock Transfer and Trust Company as co-warrant agent with TSXT for the Warrants under the Warrant Indenture to facilitate with listing of the Warrants on the NYSE American LLC.

Each whole Warrant entitles the holder thereof to acquire one Warrant Share at an exercise price of $0.70 until 5:00 p.m. (Toronto time) on November 16, 2027, subject to adjustment in certain circumstances, after which time the Warrants will be void and of no further force or effect.

The Warrants may be issued in certificated or uncertificated form. Any Warrants issued in certificated form shall be evidenced by a warrant certificate in the form attached to the Warrant Indenture. All Warrants issued in the name of CDS will be in uncertificated form, such uncertificated form being evidenced by a book-entry position on the register of warrantholders to be maintained by the TSXT at its principal offices in Toronto, Ontario.

The Warrant Indenture also provides for adjustment in the class and/or number of securities issuable upon the exercise of the Warrants and/or exercise price per security including in the event of, among other things: (a) a reclassification or change of the common shares of the Company, (b) any consolidation, amalgamation, arrangement or other business combination of the Company resulting in any reclassification, or change of the common shares of the Company into other shares, or (c) any sale, lease, exchange or transfer of the Company’s assets as an entity or substantially as an entirety to another entity.

No adjustment in the exercise price or number of Warrant Shares will be required to be made unless the cumulative effect of such adjustment or adjustments would result in a change of at least 1% in the exercise price or a change in the number of Warrant Shares purchasable upon exercise by at least one one-hundredth (1/100th) of a common share, as the case may be.

The Warrant Indenture also provides that, during the period in which the Warrants are exercisable, it will give notice to holders of Warrants of certain stated events, including events that would result in an adjustment to the exercise price for the Warrants or the number of Warrant Shares issuable upon exercise of the Warrants, at least 14 days prior to the record date or effective date, as the case may be, of such events.

In addition, the Warrant holders are entitled to a “cashless exercise” option if, at any time of exercise, there is no effective registration statement registering, or no current prospectus available for, the issuance or resale of Warrant Shares under the Securities Act. This option entitles the Warrant holders to elect to receive fewer Warrant Shares without paying the cash exercise price. The number of Warrant Shares to be issued would be determined by a formula based on the total number of common shares of the Company with respect to which the Warrant is being exercised, the daily volume weighted average price for our common shares of the Company on the trading day immediately prior to the date of exercise and the applicable exercise price of the Warrants, based on a 5 day period.

From time to time, the Company and the TSXT, without the consent of the holders of Warrants, may amend or supplement the Warrant Indenture for certain purposes, including curing defects or inconsistencies or making any change that does not adversely affect the rights of any holder of Warrants. Any amendment or supplement to the Warrant Indenture that adversely affects the interests of the holders of the Warrants may only be made by “extraordinary resolution”, which will be defined in the Warrant Indenture as a resolution either (a) passed at a meeting of the holders of Warrants at which there are holders of Warrants present in person or represented by proxy representing at least 25% of the aggregate number of the then outstanding Warrants and passed by the affirmative vote of holders of Warrants representing not less than 66 2/3% of the aggregate number of all the then outstanding Warrants represented at the meeting and voted on the poll upon such resolution, or (b) adopted by an instrument in writing signed by the holders of not less than 66 2/3% of the aggregate number of all then outstanding Warrants.

No fractional Warrant Shares will be issuable upon the exercise of any Warrants, and no cash or other consideration will be paid in lieu of fractional shares. Holders of Warrants will not have any voting or pre-emptive rights or any other rights which a holder of common shares of the Company would have.

The Warrants issued in the public offering are listed and posted for trading on the Toronto Stock Exchange under the symbol “IAU.WT.U”. The Company has applied for listing the Warrants issued in the public offering on the NYSE American LLC and expects trading to commence on or around July 28, 2025.

The foregoing description of certain terms of the Warrant Indenture and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the form of Warrant Indenture, which is attached as Exhibit 4.1 hereto and is incorporated by reference herein.

Item 2. Exhibits

Exhibit No.	Description

3.1	Notice of Articles of i-80 Gold Corp. dated March 5, 2025 (incorporated by reference to Exhibit 3.1 to Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 1, 2025)

3.2	Articles of i-80 Gold Corp. dated November 10, 2020 (incorporated by reference to Exhibit 99.83 to the Registration Statement on Form 40-F (File No. 001-41382) filed with the Securities and Exchange Commission on May 6, 2022)

4.1	Form of Warrant Indenture between i-80 Gold Corp. and TSX Trust Company (incorporated by reference to Exhibit 4.1 to Form 8-K filed with the Securities and Exchange Commission on May 16, 2025)

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized, on July 25, 2025.

i-80 GOLD CORP.

By:	/s/ Ryan Snow
Name: Ryan Snow
Title: Chief Financial Officer